Exhibit 10.8

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of November 1, 2005, is made and entered into by and between MTC Technologies, Inc., a Delaware corporation (the “Company”), and                                  (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a senior executive of the Company or one or more of its Subsidiaries (as defined below) and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that its senior executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company; and

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)	“Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means that, prior to any termination pursuant to Section 3(b), the Executive shall have:

(i)	been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary;

(ii)	committed intentional wrongful damage to property of the Company or any Subsidiary; or

(iii)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Executive if the Executive is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d)	“Change in Control” means the occurrence during the Term of any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition of Outstanding Company Voting Securities directly from the Company that is approved by the Incumbent Board (as defined below), (2) any acquisition of Outstanding Company Voting Securities by the Company, a Subsidiary of the Company or the Soin Group (as defined below), or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)	Individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, a Business Combination (1) effected by the Soin Group or (2) pursuant to which (A) the individuals and entities who were the beneficial owners of voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of each of (x) the then outstanding shares of common stock and (y) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Soin Group, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)

“Employee Benefits” means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)	“Good Reason” means the occurrence of one or more of the following events:

(i)	Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law of or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or a Subsidiary (or any successor thereto) if the Executive shall have been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

(ii)	Failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from the Executive: (A) An adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay received from the Company and any Subsidiary, (C) a reduction in the Executive’s Incentive Pay opportunity as compared with the Incentive Pay opportunity most recently paid prior to the Change in Control, or (D) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof;

(iii)	The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 9(a);

(iv)	The Company requires the Executive to have the Executive’s principal location of work changed to any location that is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three full years immediately prior to the Change in Control without, in either case, the Executive’s prior written consent; or

(v)	Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

A termination of employment by the Executive for one of the reasons set forth in clauses (i)—(vi), above, will not constitute “Good Reason” unless, within the six-month period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying the event or events relied upon for such termination and the Company has not remedied such event or events within 60 days of the receipt of such notice. The Company and the Executive may mutually waive in writing any of the foregoing provisions with respect to an event or events that otherwise would constitute Good Reason.

(i)	“Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock, private equity, long-term incentive or similar plan, program, arrangement or grant, whether or not provided under a plan, program or arrangement described in the preceding sentence.

(j)	“Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

(k)

“Soin Group” means Rajesh K. Soin, and his spouse, his descendants and spouses of his descendants, trustees of trusts established for the benefit of such persons (acting in their capacity as trustees of such trusts), and executors of estates of such persons (acting in their capacity as executors of such estates), and each person or entity of which any of the foregoing owns (1) more than 50% of the voting stock or other voting interests and (2) stock or other interests representing more than 50% of the total value of the stock or other interests of such person.

(l)	“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(m)	“Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 2007; provided, however, that (i) commencing on January 1, 2006 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Severance Period; and (iii) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be an officer of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

(n)	“Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).

(o)	“Voting Stock” means securities entitled to vote generally in the election of directors.

2.	Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3(c), this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

3.	Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Severance Period (or pursuant to Section 3(c)) and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i)	The Executive’s death;

(ii)	If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-

term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

(iii)	Cause.

If, during the Severance Period, the Executive’s employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4.

(b)	In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.

(c)	Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 180 days prior to the date on which the Change in Control occurs, the Executive’s employment with the Company is terminated by the Company or the Executive terminates the Executive’s employment for Good Reason, such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

(d)	A termination of employment pursuant to Section 3(a), Section 3(b) or Section 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof, except for any rights to severance compensation to which the Executive may be entitled upon termination of employment, which rights will be deemed to have been satisfied to the extent and only to the extent comparable benefits are provided under this Agreement.

(e)	Nothing in this Agreement will (i) be construed as creating an express or implied contract of employment, changing the status of the Executive as an employee at will, giving the Executive any right to be retained in the employ of the Company, or giving the Executive the right to any particular level of compensation or benefits nor (ii) interfere in any way with the right of the Company to terminate the employment of the Executive at any time with or without Cause, subject in either case to the obligations of the Company under this Agreement.

4.	Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company or Subsidiary terminates the Executive’s employment during the

Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates the Executive’s employment pursuant to Section 3(b), provided that the Executive executes a release substantially in the form attached hereto as Exhibit A, the Company will pay to the Executive, within five business days after the Termination Date, a lump sum payment in an amount equal to two (2) times the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) Incentive Pay (in an amount equal to not less than the average of the annual bonuses paid to the Executive over the two year period immediately preceding the Termination Date), plus a lump sum payment equal to 24 times the amount then in effect for monthly health care COBRA premiums divided by 0.60; provided, however, that if these payments would occur at a time that is later than two and one half months after the year in which such payment became no longer subject to a substantial risk of forfeiture, the Executive will receive payment of the amounts described in Section 4(a) upon the earlier of (i) six months following the Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) or (ii) the Executive’s death.

(b)	Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c)	Unless otherwise expressly provided by the applicable plan, program or agreement, after the occurrence of a Change in Control, the Company will pay in cash to the Executive a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been earned, accrued, allocated or awarded to the Executive for any performance period ending prior to the Termination Date (regardless of whether payment of such compensation is contingent on the continuing performance of services by the Executive), plus (ii) the value of any annual bonus or long-term incentive pay (including, without limitation, incentive-based annual cash bonuses and performance units, but not including any equity-based compensation or compensation provided under a qualified plan) earned, accrued, allocated or awarded with respect to the Executive’s service during the performance period or periods that includes the date on which the Change in Control occurred. Such payment will be made at the earlier of (x) the date prescribed for payment pursuant to the applicable plan, program or agreement, and (y) within five business days after the Termination Date. In the case of clauses (i) and (ii), any applicable vesting requirements will be disregarded. In the case of clause (ii), the amount will be calculated at the plan target or payout rate, prorated on the basis of the number of days of the Executive’s participation during the applicable performance period to which the incentive pay related divided by the aggregate number of days in such performance period, taking into account service rendered through the payment date.

5.	Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

6.	No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

7.	Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

8.	Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

9.	Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)	This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

10.	Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic or facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

11.	Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

12.	Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

13.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

14.	Dispute Resolution. (a) Any dispute between the parties under this Agreement will be resolved through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Company’s principal executive offices in the United States are based) and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 12. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. Any arbitration or action pursuant to this Section 14 will be governed by and construed in accordance with the substantive laws of the State of Ohio and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.

(b)	Each party shall pay his or its own expenses of such arbitration or any litigation and all common expenses of such arbitration or litigation shall be borne equally by the Executive and the Company. Each party to an arbitration or any litigation hereunder shall be responsible for the payment of his or its own attorneys’ fees. Notwithstanding the foregoing, should Executive prevail in the arbitration proceeding or any litigation, Company will reimburse Executive for any and all fees and expenses of the arbitration and litigation.

15.	Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(c), 4, 5, 9(b), 14 and 16 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

16.	Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 10. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

18.	Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MTC TECHNOLOGIES, INC.

By:
[Name and Title]

[Executive]

EXHIBIT A

FORM OF RELEASE

A. The Executive’s employment has been terminated in accordance with the Severance Agreement (the “Agreement”) by and between MTC Technologies, Inc., a Delaware corporation (the “Company”) and                                  (the “Executive”).

B. The Executive is required to sign this Release in order to obtain or retain certain benefits under the Agreement.

NOW THEREFORE, the Executive agrees as follows:

1.	(a) Release in Full of All Claims. In exchange for the consideration set forth in the Agreement, the Executive, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or her or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present executives, officers, directors, trustees, board members, members, agents, affiliates, parent corporation(s), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that in any way arise from, grow out of, or are related to the Executive’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof. By way of example only and without limiting the immediately preceding sentence, the Executive agrees that he or she is releasing, waiving, and discharging any and all claims against the Company and its Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, applicable state civil rights law(s) or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, or (xiv) breach of implied covenant of good faith. Notwithstanding the foregoing, the Executive will not give up his right to any benefits to which he is entitled under any tax-qualified retirement plan of the Company or the Company’s group life insurance plan or his rights, if any, under Part 6 of Subtitle B of Title 1 of the Executive Retirement Income Security Act of 1974, as amended.

(b) No Claims Filed. The Executive affirms that, as of the date of execution of this Release, he or she has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or its Releasees, and is not aware of, or if aware, has disclosed to the Company’s Chief Legal Officer any circumstances which would provide grounds for filing any lawsuit, charge, claim or complaint against the Company or its Releasees.

(c) Assistance to Others. The Executive agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its Releasees, except as required by law, subpoena or other compulsory process. Moreover, the Executive agrees that to the extent he or she is compelled to cooperate with such third parties, he or she shall disclose to the Company in advance that he or she intends to cooperate and shall disclose the manner in which he or she intends to cooperate. Further, the Executive agrees that within three (3) days after such cooperation, he or she will meet with representatives of the Company and disclose the information that he or she provided to the third party. This subparagraph is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, if the Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company or its Releasees, the Executive agrees to disclose to the Company in advance what he or she plans to say or produce and otherwise cooperate fully with the Company or its Releasee.

2.	The Executive understands and acknowledges that the Company does not admit any violation of law, liability or contravention with respect to any of his or her rights and that any such violation, liability or contravention is expressly denied. The consideration provided for in this Release and in the Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company or its Releasees to the extent provided in Paragraph 1 of this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement. The Executive and the Company further understand and agree that the Agreement shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit the Agreement to any appropriate forum in the event of an alleged breach of the Agreement or a claim by either party concerning the enforceability or interpretation of the Agreement.

3.	The Executive further agrees and acknowledges that:

(a)	The Release provided for herein releases claims and rights to the extent provided in Paragraph 1 of the Release up to and including the date of this Release but not any claims that may arise after the date of this Release;

(b)	He or she has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his or her choice, fully understands the terms of this Release and enters into this Release freely, voluntarily and intending to be bound;

(c)	He or she has had a period of not less than 21 calendar days to review and consider the terms of this Release prior to its execution; and

(d)	He or she may, within seven calendar days after execution, revoke this Release. Revocation will be made by delivering a written notice of revocation to the Company’s Chief

Legal Officer. For such revocation to be effective, written notice must be actually received by the Company no later than the close of business on the seventh calendar day after the Executive executes this Release. If the Executive exercises his or her right to revoke this Release, all of the terms and conditions of the Release will be of no force and effect and the Company will not have any obligation to make payments or provide benefits to the Executive as set forth in Section 4 of the Agreement.

4.	The Executive hereby agrees that should the Executive apply for reinstatement or re-employment with the Company, neither the Company nor any of its affiliates and subsidiaries shall incur any liability by virtue of its or their refusal to hire him or her or consider him or her for employment.

IN WITNESS WHEREOF, the Executive has duly executed and delivered this Release on the date set forth below.

Dated:
Executive

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